                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


      Date of Report (date of earliest event reported): November 15, 1996


                            EV ENVIRONMENTAL, INC.
    -----------------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)


   Delaware                     33-34021-NY                     13-3555254
--------------------------------------------------------------------------------
State or other           (Commission File Number)              (IRS Employer
jurisdiction of                                                Identification
incorporation                                                  Number)



                    1435 Post Road East, Westport, CT 06880
--------------------------------------------------------------------------------
                   (Address of Principal executive offices)



Registrant's telephone number, including area code (203) 256-9596
                                                   --------------

ITEM 9.  SALES OF EQUITY SECURITIES PURSUANT TO REGULATIONS

     On July 18, 1996, EV Environmental, Inc., a Delaware corporation (the "Company") sold $1,000,000 principal amount of the Company's Convertible Debentures due June 8, 1996 (the "Debentures") to an accredited investor, pursuant to the exemption from Registration provided by Regulation S, 17 CFR 230.901-904. The consideration received by the Company was $1,000,000, less certain fees and expenses incurred by the Company.

     The Debentures are convertible into Company Common Stock on the following terms:

     The holder of the Debentures is entitled, at the option of the holder, to convert any or all of the aggregate principal amount of Debentures held by such holder, at any time beginning forty one (41) days after the date of issuance of the Debentures, at the office of the Company or any transfer agent for the Debentures, into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula:
Number of shares issued upon conversion = Principal/Conversion Price, where

- Principal = The principal amount of the Debenture(s) to be converted,

- Conversion Price = the product of (1) .65 times (2) the average Closing Bid Price, as that term is defined below, of the Company's Common Stock for the five
(5) trading days immediately preceding the date of conversion, provided, however, that if the date of conversion is after December 31, 1997, the Conversion Price will equal what the Conversion Price would have been had the date of conversion been December 31, 1997 (the "Fixed Conversion Price"). For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price of the Company's Common Stock as reported by NASDAQ (or, if not reported by NASDAQ, as reported by such other exchange or market where traded). For purposes hereof there is no minimum conversion price.

     The Conversion Price is subject to adjustment under certain circumstances.

     (i) If prior to the conversion of all of the Debentures, (x) the number of outstanding shares of Company Common Stock is increased by a stock split, stock dividend or other similar event, or, (y) if the Company issues shares of Common Stock (or securities convertible into or exchangeable or exercisable for, shares of Common Stock) at a conversion, exchange or exercise price below the Fixed Conversion Price then in effect, then the Fixed Conversion Price shall be appropriately reduced. If, prior to conversion of all the Debentures, the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be appropriately increased.

     (ii) If, prior to the conversion of all Debentures, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Holders of the Debentures shall thereafter have the right to purchase and receive upon conversion of the Debentures, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities which may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of the Debentures held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in such case appropriate provisions shall be made with respect to the rights and interests of the holder of the Debentures to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Fixed Conversion Price and of the number of shares issuable upon conversion of the Debentures) shall thereafter be applicable, as nearly as practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction above described unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the holder of the Debentures such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Debentures may be entitled to purchase.

     (iii) No adjustment need be made if it would result in a change of less than 1% of the Conversion Price (whether the Fixed Conversion Price or the Floating Conversion Price). Any adjustments required to be made by this subsection shall be rounded up to the right to acquire the nearest whole number of shares of Common Stock.

     On September 11, 1996, the purchaser of the Debentures converted $250,000 principal amount of the Debentures into 581,395 shares of the Company's Common Stock. On November 15, 1996, the purchaser of the Debentures converted $250,000 principal amount of the Debentures into 828,912 shares of the Company's Common Stock.

                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       EV ENVIRONMENTAL, INC.



Date:  November 21, 1996               By /s/ Michael R. Cox
                                          ---------------------------------
                                          Michael R. Cox
                                          President